Exhibit 107
Calculation of Filing Fee Tables
424(b)(2)
(Form Type)
Lockheed Martin Corporation
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly
Registered
and Carry Forward
Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	4.700% Notes due 2031	457(r)	$600,000,000	99.940%	$599,640,000	0.00015310	91,804.88
Fees to Be Paid	Debt	5.200% Notes due 2055	457(r)	$400,000,000	99.781%	$399,124,000	0.00015310	61,105.88
Fees Previously Paid	–	–	–	–	–	–	–	–
Carry Forward Securities
Carry Forward Securities	–	–	–	–	–	–	–	–	–	–	–	–
					Total Offering Amounts			$998,764,000
					Total Fees Previously Paid			–
					Total Fee Offsets			–
					Net Fee Due			$152,910.77

(1) The filing fee is calculated in accordance with Rules 457(o) and 457(r) of the Securities Act of 1933, as amended (the “Act”). In accordance with Rules 456(b) and 457(r) of the Act, the registrant initially deferred payments of all of the registration fee for Registration Statement No. 333-271325 filed on April 18, 2023.